Exhibit 10.1
Compensation Arrangements with Outside Directors
In September 2011, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved no change in the quarterly retainer, meeting fees or committee chairperson fees. Accordingly, outside directors continue to be paid:
•	a quarterly retainer of $20,000;

•	$2,000 for each in-person Board meeting attended; and

•	$2,000 for each in-person committee meeting attended.
Directors who attend a Board or committee meeting telephonically are paid 75% of the applicable in-person meeting fee.
Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees are paid an additional annual fee of $13,500. The Audit Committee chairperson is paid an additional annual fee of $22,500. In addition, each outside director who was elected at FedEx’s 2011 annual meeting received a stock option for 5,970 shares of FedEx common stock. Likewise, anyone else who is elected to the Board as an outside director before the 2012 annual meeting will receive a stock option for 5,970 shares of FedEx common stock in connection with his or her election.